Exhibit 99.1

Zyla Life Sciences Announces Management Changes

WAYNE, Pa., October 23, 2019 — Zyla Life Sciences (OTCQX: ZCOR) (“Zyla”), a commercial-stage life sciences company, today announced that Robert Radie, has resigned as president, chief executive officer and director of the Company to pursue other opportunities.  Mr. Radie will continue to serve as principal financial officer until December 31, 2019 in order to ensure a smooth transition.  Additionally, the Company announced the appointment of Todd N. Smith as president, chief executive officer and director, effective immediately.

“On behalf of the board, I want to thank Bob for his contributions and service to Zyla and its leadership team during the last seven years,” said Timothy P. Walbert, chairman of the board, Zyla.  “I would also like to welcome Todd Smith to the Company.  He is an accomplished executive with significant experience driving deal making and commercial success in different therapeutic areas and I am confident that he will continue that track record at Zyla.”

Mr. Smith has more than 25 years of experience in the biopharmaceutical industry.  Before joining the Company, from 2017 through February 2019, Mr. Smith, served as chief executive officer and a director of Iroko Pharmaceuticals Inc., a privately-owned pharmaceutical company, from which the Company purchased five products in early 2019.  During the period October 2014 through June 2015, Mr. Smith served as the chief commercial officer of Ophthotech Corporation, a biopharmaceutical company focused on developing novel therapeutics to treat ophthalmic diseases.  Since 2014, Mr. Smith has also held multiple senior roles at privately owned pharmaceutical and medical device companies.  Additionally, he has held a variety of senior commercial and marketing roles at organizations including Horizon Therapeutics plc, a public biopharmaceutical company focused on rare and rheumatic diseases, and Abbott, a public healthcare products company.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties.  In some cases, you can identify forward-looking statements by the word “will,” or other comparable terminology intended to identify statements about the future.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.  Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain, including, but not limited to, risks related to: anticipated benefits of our acquisition of products from Iroko Pharmaceuticals, Inc. and its affiliates and the impact of the acquisition on our earnings, capital structure, strategic plan and results of operations; our ability to continue as a going concern, including our ability to access cash when necessary; our ability to comply with our debt covenants; the impact of our bankruptcy on our business going forward, including with regard to relationships with vendors and customers, employee attrition and the costs and expenses resulting from our bankruptcy; the trading price of our common stock and the liquidity of the trading market with respect thereto; our ability to satisfy the initial listing requirements of the Nasdaq Stock Market; our ability to maintain our key license arrangements, including our license agreement with iCeutica Inc., which has alleged a material breach thereof; our ability to recruit or retain key scientific or management personnel or to retain our executive officers; our ability to obtain and maintain regulatory approval of our products and the labeling claims that we believe are necessary or desirable for successful commercialization of our products; the impact of strengthening any of the labels for our products; our ability to maintain the intellectual property position of our products; our ability to operate our business without infringing the intellectual property rights of others; our ability to identify and reliance upon qualified third parties to manufacture our products, particularly single source suppliers; our ability to execute on our sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies and differentiating our products in a crowded therapeutic area; our ability to commercialize our products, and to do so successfully; the rate and degree of receptivity in the marketplace and among physicians to our products; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for our products, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the impact of commercial access wins on patient access to our products; the entry of any generic products for SPRIX Nasal Spray or our other products or the loss of exclusivity with regard to any of our licenses; any delay in or inability to reformulate SPRIX Nasal Spray; our ability to find and hire qualified sales professionals; the success of products that compete with our products that are or become available; the regulatory environment and recently enacted and future legislation and regulations regarding the healthcare system, including relating to social concerns about limiting the use of opioids; the outcome of any litigation or disputes in which we are or may be involved; our ability to integrate and grow any businesses or products that it may acquire; and general market conditions.

You should refer to the “Risk Factors” section of our most recent Annual Report on Form 10-K  and our other filings with the United States Securities and Exchange Commission for a discussion of additional important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements.  As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.  Furthermore, such forward-looking statements speak only as of the date of this report. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Zyla Life Sciences

Zyla is a commercial life sciences business committed to bringing important medicines to patients and healthcare providers. The company is currently focused on marketing its portfolio of medicines for pain and inflammation.  Zyla’s portfolio includes seven medicines:  SPRIX® (ketorolac tromethamine) nasal spray, ZORVOLEX® (diclofenac), VIVLODEX® (meloxicam), TIVORBEX® indomethacin), INDOCIN® (indomethacin) suppositories, INDOCIN® oral suspension and OXAYDO® (oxycodone HCI, USP) tablets for oral use only — CII.  To augment its portfolio, Zyla is seeking to acquire additional development candidates or approved medicines to develop and commercialize.

For full prescribing information, boxed warnings and medication guides, please visit the following sites for each product:  sprix.com, vivlodex.com, zorvolex.com, tivorbex.com and oxaydo.com. Prescribing information, the boxed warning and medication guide for INDOCIN suppositories and oral suspension can be found at dailymed.nlm.nih.gov.

Media and Investor Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email:  ir@zyla.com
Tel:  484-259-7370